Exhibit 99.1

Investor Update - December 13, 2022

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex). Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP

Q4 and FY2022 Update
Demand for travel over the Thanksgiving holiday and throughout Q4 has been robust. While we experienced several days of snow in the Pacific Northwest during late November and early December, we minimized impact to our guests and our fourth quarter results by proactively reducing our flight schedule. The reduced schedule had less than a point of impact to capacity in the quarter.

Our demand outlook for the rest of the quarter remains strong despite modest softening in corporate travel bookings. Holiday demand in late December is trending in line with the strength we saw in Thanksgiving travel. Fuel prices have improved in the latter half of the quarter, which is reflected in our updated expectations below. We continue to expect to produce among the best adjusted pre-tax margin results in the industry in 2022, and have updated our full year guidance to 7% to 9%.

The table below provides our expectations for the fourth quarter and full year 2022.

	Q4 Expectation	Previous Q4 Expectation(b)
Capacity (ASMs) % change versus 2019(a)	Down 7% to 9%	Down ~7% to 10%
Passenger load factor	~84% to 86%	~83% to 86%
Total revenue % change versus 2019(a)	Up 13% to 14%	Up 12% to 15%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	Up ~20% to 23%	Up ~20% to 23%
Economic fuel cost per gallon	~$3.50 to $3.60	~$3.50 to $3.70
Non-operating expense / (benefit)	~($9M) to ($10M)	~($3M) to ($5M)

	Full Year 2022 Expectation	Previous Full Year Expectation(b)
Capacity (ASMs) % change versus 2019(a)	Down 8% to 9%	Down 8% to 9%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	Up 19% to 20%	Up 19% to 20%
Adjusted Pre-Tax Margin %	7% to 9%	6% to 9%
Capital Expenditures	~$1.5 billion to $1.6 billion	~$1.5 billion to $1.6 billion
(a)Due to the unusual nature of 2021 and 2020, all 2022 comparisons are versus 2019.
(b)See investor update filed October 20, 2022 or third quarter Form 10-Q.

2023 Outlook
Looking ahead to 2023, we expect to expand pre-tax margins and to grow capacity between 8% and 10% year over year. This growth assumes continued delivery of new aircraft on schedule, with approximately half of the growth due to up-gauging to larger Boeing MAX aircraft and flying longer average distances, and the balance from greater departure volumes. Given the timing of aircraft deliveries and transition training constraints in early 2023, we expect to reach pre-pandemic capacity levels in late 1Q23. From there, we expect growth to ramp in the second half of the year as long as demand continues to support these plans.

With our fleet transitions nearing completion and labor deals in place, we look forward to increasing productivity and fleet utility to improve our unit cost trajectory in 2023. As such, we expect full year 2023 unit costs to be down 1% to 3% compared to 2022.

The table below provides our expectations for full year 2023.

Full Year 2023 Expectation
Capacity (ASMs) % change vs 2022	Up ~8% to 10%
Cost per ASM excluding fuel and special items % change vs 2022 (CASMex)	Down ~1% to 3%
Adjusted Pre-tax margin %(a)	9% to 12%
Capital Expenditure	~$1.8 to $2.0 billion
(a)For planning purposes, fuel cost per gallon is assumed to be $3.10 to $3.30.
Share Repurchases
At Alaska, our long-standing capital allocation philosophy has been enabled by our industry leading financial performance and enduring balance sheet strength. Given our strong financial position and outlook for continued solid financial performance, we are excited to announce plans to resume share repurchases in early 2023. The repurchases will be made pursuant to the $1 billion repurchase plan authorized by the Board of Directors in August 2015, which has remaining authorization of $456 million. Under this authorization, the company can repurchase shares via open market stock purchases, negotiated transactions or through other means, including accelerated share repurchases and 10b5-1 trading plans. The repurchases resuming in 2023 are intended to offset dilution, and are expected to range from $75 million to $100 million in 2023. We are confident and excited to be one of the first airlines to restart shareholder returns following the expiration of CARES Act restrictions on capital returns. This decision fits well within our balanced capital allocation process and is a great opportunity to acknowledge the strength of our balance sheet, our financial performance, and our commitment to stakeholders.